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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AmeriVest Properties Inc.:

        We consent to the incorporation by reference in the registration statement (Nos. 333-112210, No. 333-101713, and No. 333-44210) on Form S-3 and in the registration statements (No. 333-101803, No. 333-101802, and No. 333-116239) on Form S-8 of AmeriVest Properties Inc. and subsidiaries of our report dated April 29, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of AmeriVest Properties Inc.

KPMG LLP

Denver, Colorado
April 29, 2005

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Consent of Independent Registered Public Accounting Firm